Exhibit 16.2

■	South Surrey
1688 – 152nd Avenue
Suite 306
South Surrey, BC
Canada V4A 4N2

Phone 604 538 1611
Fax 604 538 1633

Other Offices:
Langley
Vancouver

Web www.ldmb.com

May 14, 2009

BRITISH COLUMBIA SECURITIES	OFFICE OF THE CHIEF
COMMISSION	ACCOUNTANT
PO Box 10142	PCAOB LETTER FILES
701 West Georgia Street	SECURITIES AND EXCHANGE
Pacific Centre	COMMISSION
Vancouver, BC V7Y 1L2	100 F Street NE
Washington, DC 20549-7561

Dear Sirs / Mesdames:

Re: Global Health Ventures Inc. (the “Company”)

As required under Section 4.11 of National Instrument 51-102, entitled “Continuous Disclosure Obligation – Change of Auditor” (the “Notice”), and in connection with our proposed engagement as auditor of the Company, we have reviewed the information contained in the Notice, and agree with the information to be contained therein, based upon our knowledge of the information relating to the Notice and the Company at this time.

We understand that the Notice, along with this letter and a similar letter from Manning Elliott LLP, Chartered Accountants, the successor auditor, will be provided to the Company’s registered shareholders with the meeting material relating to the Company’s next annual general meeting of the shareholders.

Yours truly,

UHY LDMB ADVISORS INC.

CHARTERED ACCOUNTANTS

A member of UHY, an international association of independent accounting and consulting firms.